Exhibit 99.18

Consent of Lazard & Co., Limited

We hereby consent to the description of our advice to the Fyffes plc board of directors pursuant to Rule 3 of the Irish Takeover Rules included in Amendment No. 1 to the Registration Statement on Form S-4 of ChiquitaFyffes Limited filed with the Securities and Exchange Commission on June 12th, 2014 (the “Registration Statement”) under the captions “The Combination—Recommendation of the Fyffes Board of Directors and Fyffes Reasons for the Combination” and “The Combination—Advice of Fyffes Financial Advisor Pursuant to Rule 3 of the Irish Takeover Rules”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD & CO., LIMITED

By:	/s/ Robert Farrer-Brown
Robert Farrer-Brown Managing Director

New York, New York

June 12, 2014